EXHIBIT 99.1

EasyLink Services International Corporation
Completes Debt Refinancing

Reduces Outstanding Debt and Interest Expense

NORCROSS, Ga., May 21, 2009 — EasyLink Services International Corporation (“EasyLink” or the “Company”) (NasdaqCM: ESIC, www.easylink.com), a global provider of comprehensive messaging services and e-commerce solutions, today announced that it has entered into a new Revolving Credit and Term Loan Agreement with a syndicate of lenders, SunTrust Bank, as administrative agent, The Private Bank and Trust Company, as syndication agent, and SunTrust Robinson Humphrey, as sole lead arranger. Under this new credit facility, EasyLink borrowed a $30 million, three-year term loan, the proceeds of which were used to refinance its outstanding debt with York Capital Management and certain of its affiliates (collectively, “York”), and obtained a $2 million revolving credit facility for its future working capital needs and general corporate purposes.

“This refinancing not only improves metrics across each of our financial statements, but also considerably decreases future dilution. It is a substantial benefit to our operations and an outstanding accomplishment for EasyLink,” said Thomas J. Stallings, CEO of EasyLink. “Our success in refinancing in the current credit markets is evidence of the stability of our revenue stream and strength of EasyLink’s model. With an improved capital structure and lower costs moving forward, we look forward to continuing to drive stockholder value.”

This refinancing has several financial statement implications, including the following.

•	Outstanding senior debt has been reduced from approximately $47 million to approximately $30 million.

•	Interest expense of approximately $1.6 million per quarter will decrease to approximately $450,000 per quarter under the new term loan.

•	Quarterly principal payments will drop from approximately $5.1 million per quarter to approximately $2.5 million per quarter over the next nine quarters.

•	Reduced potential dilution of class A common stockholders from approximately 24.4 million shares on the exercise or conversion of all outstanding York holdings as of the date of the refinancing to approximately 4.8 million shares.

“After spending time with the EasyLink team and understanding their operating model, we feel confident that this facility will enable EasyLink to support the company’s long-term growth,” said Sherry Harris, Senior Vice President – Middle Market Banking of SunTrust Bank. “In today’s uncertain economic climate, we see the investment in EasyLink as an intelligent deployment of our capital. And, we look forward to working with the EasyLink team in the future.”

York has exchanged all of their outstanding (i) senior secured convertible notes in a principal amount of approximately $47 million, (ii) additional investment rights to purchase up to $10,000,000 of additional senior secured convertible notes and (iii) warrants to purchase up to 4,156,448 shares of EasyLink class A common stock for (i) a cash payment from EasyLink of $30 million, (ii) a cash payment of approximately $343,000 from EasyLink for all accrued but unpaid interest, (iii) 1,980,426 shares of EasyLink class A common stock, (iv) warrants to purchase up to 2,841,892 shares of EasyLink class A common stock at a purchase price of $.01 per share (subject to certain exercise limits) and (v) 6,577 shares of newly created EasyLink series E redeemable preferred stock which has a liquidation preference of $1,000 per share, and pays a dividend equal to 10% of the liquidation preference per year, subject to annual dividend increases until redeemed by EasyLink.

Please refer to the Form 8-K filed with the Securities and Exchange Commission today for further details.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those indicated by such forward-looking statements. These and other risk factors are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

About EasyLink Services International Corporation

EasyLink Services International Corporation (EasyLink) (NasdaqCM: ESIC), headquartered in Norcross, GA, is uniquely positioned to deliver a variety of messaging services that range from simple web-based fax delivery to sophisticated fax hosting, tailored corporate e-mail messaging, EDI business-to-business exchanges and specialized telex protocol transmissions for the marine and finance industries. With over two decades of servicing customers around the globe, EasyLink has established a proven track record for providing effective, reliable and secure communications. For more information on EasyLink, visit www.easylink.com.

Contact Information:

EasyLink Services International Corporation
Glen Shipley,
Chief Financial Officer
678-533-8004